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                              ---------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                 SCHEDULE TO/A
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                                   AMENDMENT
                                     NO. 5

                                RSTAR CORPORATION
                       (Name of Subject Company (Issuer))

                           RSTAR CORPORATION (Issuer)
               GILAT SATELLITE NETWORKS LTD. (Affiliate of Issuer)
(Names of Filing Persons (identifying status as offeror, issuer or other person)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   74973F 104
                      (CUSIP Number of Class of Securities)

                          Gilat Satellite Networks Inc.
                              1651 Old Meadow Road
                             McLean, Virginia 22102
                                 (703) 734-9401
                    (Name, address, and telephone numbers of
                    person authorized to receive notices and
                   communications on behalf of filing persons)

                                   Copies to:

        Steven G. Tepper, Esq.                      Jonathan Klein, Esq.
           Arnold & Porter                    Piper Marbury Rudnick & Wolfe LLP
           399 Park Avenue                       1251 Avenue of the Americas
       New York, New York 10022                    New York, New York 10020
         Tel: (212) 715-1140                         Tel: (212) 835-6000
         Fax: (212) 715-1399                         Fax: (212) 835-6001
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[ ]  Check the box if the  filing  relates  solely  to  preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]  third-party tender offer subject to Rule 14d-1.
                                         ----------

[X]  issuer tender offer subject to Rule 13e-4.
                                         -----

[ ]  going-private transaction subject to Rule 13e-3.
                                          ----------

[ ]  amendment to Schedule 13D under Rule 13d-2
                                          -----

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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This Amendment No. 5 amends and supplements the Tender Offer Statement on
Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission ("SEC") on February 14, 2002, relating to the exchange offer (the "Exchange Offer") by rStar Corporation, a Delaware corporation ("rStar"), and Gilat Satellite Networks Ltd., an Israeli corporation and a majority stockholder of rStar ("Gilat"), to exchange up to 6,315,789 shares of rStar common stock, par value $0.01 per share (the "Shares"), for 0.0738 of a Gilat ordinary share and cash consideration in an amount between $0.32 and $1.58, per share, less any required withholding taxes, net to the seller, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Exchange/Prospectus and related Letter of Transmittal filed as Exhibits (a)(4) and (a)(1)(A), respectively, to the Schedule TO. The exact amount of the cash consideration will be calculated pursuant to a formula described in the Offer to Exchange/Prospectus, which is based upon the average closing price for the Gilat ordinary shares over a period of time ending before the expiration of the Exchange Offer. This Amendment No. 5 to the Schedule TO is being filed on behalf of rStar and Gilat.

All of the information set forth in the Offer to Exchange/Prospectus and related Letter of Transmittal, each as may be amended from time to time, and any prospectus supplement or other supplement thereto related to the Exchange Offer and filed with the SEC by Gilat and/or rStar, is hereby incorporated by reference in answer to Items 1 through 11 of the Schedule TO, and is supplemented by the information specifically provided herein.

The sole purpose of this Amendment No. 5 is to change the exhibit index to reflect the filing of the Offer to Exchange/Prospectus dated June 25, 2002 contained in the Post-Effective Amendment No. 2 to the Registration Statement on Form F-4.
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ITEM 12.  EXHIBITS

          (a)(1)(A) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(B) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(C) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(D) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to the Gilat Form F-4 (Post-Effective Amendment No. 1) (333-71422) filed on June 25, 2002).
          (a)(1)(E) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Gilat Form F-4 (Post-Effective Amendment No.1)(333-71422) filed on June 25, 2002).
          (a)(1)(F) Joint Press Release issued by Gilat and rStar on April 25, 2001 (incorporated by reference to Form 425 filed by rStar on April 25, 2001).
          (a)(1)(G) Joint Press Release issued by Gilat and rStar on September 10, 2001 (incorporated by reference to Form 425 filed by rStar on September 10, 2001).
          (a)(1)(H) Joint Press Release issued by Gilat and rStar on January 2, 2002 (incorporated by reference to Form 425 filed by rStar on January 2, 2002).
          (a)(1)(I) Joint Press Release issued by Gilat and rStar on February 19, 2002.*
          (a)(1)(J) Joint Press Release issued by Gilat and rStar on April 1, 2002.*
          (a)(1)(K) Joint Press Release issued by Gilat and rStar on June 25, 2002.*
          (a)(2)         Not applicable.
          (a)(3)         Not applicable.
          (a)(4) Offer to Exchange/Prospectus (incorporated by reference to the Gilat Form F-4 (Post-Effective Amendment No. 2) (333-71422) filed on June 26, 2002).
          (a)(5) Report of Gilat on Form 6-K for the month of May 2002 filed on May 20, 2002.*
          (b)            Not applicable.
          (d.1) Second Amended and Restated Acquisition Agreement, dated December 31, 2001, by and among rStar, Gilat, and Gilat to Home Latin America (Holland) N.V. (incorporated by reference to Exhibit 2.1 to the Gilat Form F-4 (333-71422) filed on January 15, 2002).
          (d.2) Voting Agreement, dated April 23, 2001, among (i) The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust, CAVCO of North Florida, Inc., The Arnouse Charitable Trust and Michael Arnouse, (ii) rStar, and (iii) Gilat and Gilat Satellite Networks (Holland) B.V.*
          (g)            Not applicable.
          (h)            Not applicable.

ITEM 13.   INFORMATION REQUIRED BY SCHEDULE 13E-3.

          (a)            Not applicable.


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       * Previously filed.


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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            rSTAR CORPORATION


Date: June 26, 2002                             By: /s/ Lance Mortensen
---------------------                       --------------------------------
                                                Name:  Lance Mortensen
                                                Title: Chief Executive Officer



                                            GILAT SATELLITE NETWORKS LTD.


Date: June 26, 2002                             By: /s/ Yoav Leibovitch
-----------------------                      --------------------------------
                                                Name:  Yoav Leibovitch
                                                Title: Vice President, Finance
                                                       and Administration and
                                                       Chief Financial Officer


                                      3
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                                       INDEX OF EXHIBITS
                                       -----------------


          Exhibit No.                    Description
          -----------                   -----------

          (a)(1)(A) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(B) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(C) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(D) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(E) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Gilat Form F-4 (Post-Effective Amendment No. 1)(333-71422) filed on June 25, 2002).
          (a)(1)(F) Joint Press Release issued by Gilat and rStar on April 25, 2001 (incorporated by reference to Form 425 filed by rStar on April 25, 2001).
          (a)(1)(G) Joint Press Release issued by Gilat and rStar on September 10, 2001 (incorporated by reference to Form 425 filed by rStar on September 10, 2001).
          (a)(1)(H) Joint Press Release issued by Gilat and rStar on January 2, 2002 (incorporated by reference to Form 425 filed by rStar on January 2, 2002).
          (a)(1)(I) Joint Press Release issued by Gilat and rStar on February 19, 2002.*
          (a)(1)(J) Joint Press Release issued by Gilat and rStar on April l,2002.*
          (a)(1)(K) Joint Press Release issued by Gilat and rStar on May 25, 2002.*
          (a)(2)        Not applicable.
          (a)(3)        Not applicable.
          (a)(4) Offer to Exchange/Prospectus (incorporated by reference to the Gilat Form F-4 (Post-Effective Amendment No. 2) (333-71422) filed on June 26, 2002).
          (a)(5) Report of Gilat on Form 6-K for the month of May 2002 filed on May 20, 2002.*
          (b)           Not applicable.
          (d.1) Second Amended and Restated Acquisition Agreement, dated December 31, 2001, by and among rStar, Gilat, and Gilat to Home Latin America (Holland) N.V. (incorporated by reference to Exhibit 2.1 to the Gilat Form F-4 (333-71422) filed on January 15, 2002).
          (d.2) Voting Agreement, dated April 23, 2001, among (i) The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust, CAVCO of North Florida, Inc., The Arnouse Charitable Trust and Michael Arnouse, (ii) rStar, and (iii) Gilat and Gilat Satellite Networks (Holland) B.V.*
          (g)           Not applicable.
          (h)           Not applicable.




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            * Previously filed.

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